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                                                       N-SAR Item 77Q(3) Exhibit

     Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:

     Evergreen Core Bond Fund

                  72DD              73A              74U               74V


                  Dollar            Per Share        Shares


                  Distributions     Distributions    Outstanding       NAV
     ---------------------------------------------------------------------



     Class A      $15,404,300       $0.48            41,370,935        $10.99


     Class B      $8,590,061        $0.40            28,244,179        $10.99


     Class C      $4,182,363        $0.40            13,765,378        $10.99


     Class I      $151,634,481      $0.51            322,469,690       $10.99


     Class IS     $2,095,495        $0.48            4,912,741         $10.99